EXHIBIT 10.63

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Separation Agreement”) is entered into between Matthew W. Rowland, the undersigned Employee (referred to as “you” or “your”) and American Midstream GP, LLC (the “COMPANY”).

Section 1 - Separation. Your resignation from the COMPANY will be effective on the later of January 31, 2017 or the date on which the COMPANY’s new Chief Operating Officer begins working for COMPANY, but in no case will be later than March 1, 2017 (the “Termination Date”). You agree to continue working full time for COMPANY in the position of Senior Vice President and Chief Operating Officer until the Termination Date. Regardless of whether you choose to execute this Separation Agreement, you will be paid your base salary through the Termination Date in accordance with the COMPANY’s regular payroll practices and you will be paid for any unused paid time off that you have accrued through December 31, 2016, on or before January 31, 2017. In addition you will be paid for any unused time off that you have accrued in 2017 through the Termination Date on or before fifteen (15) days following the Termination Date.

Section 2 - Consideration.

a)
In exchange for your commitments as outlined in this Separation Agreement, the COMPANY agrees to provide you with the payments and benefits outlined in this Section 2 (collectively, the “Severance Payments and Benefits”); provided, however, that (1) you timely execute and do not revoke this Separation Agreement and it becomes enforceable and irrevocable and (2) you comply (and continue to comply) with your commitments and obligations outlined in this Separation Agreement. You agree and acknowledge that you are not otherwise entitled to the Severance Payments and Benefits and that the Severance Payments and Benefits serve as adequate consideration for your release of claims and other commitments set forth in this Separation Agreement.

b)
Subject to the terms of this Separation Agreement, the COMPANY will continue to pay you your 2016 base salary, less any applicable federal, state, and local withholdings, taxes and any other deductions required by law, for twelve (12) months after the Termination Date. in accordance with the COMPANY’s normal payroll practices (the “Severance Payments”). The Severance Payments will begin on the next regularly scheduled COMPANY payroll date after the later of January 31, 2017 or the Termination Date (as defined in Section 4).

c)
Subject to the terms of this Separation Agreement, the COMPANY will pay you your 2016 bonus at 100% of your Target ($213,750, less applicable any applicable federal, state, and local withholdings, taxes and any other deductions required by law) at the same time that COMPANY pays its employees such annual bonuses, which in no event will be later than March 15, 2017.

d)
Subject to the terms of this Separation Agreement and notwithstanding anything to the contrary in the COMPANY’s Third Amended and Restated Long Term Incentive Plan or any equity grant, you will not forfeit your unvested units on the Termination Date. Instead, you will continue to vest any unvested units pursuant to the COMPANY’s Third Amended and Restated Long Term Incentive Plan until all such units have fully vested.

e)
If you elect continuation coverage under COMPANY’s group health care plans in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), COMPANY will pay the monthly premium for such plans in accordance with the regularly scheduled premium due dates until the earlier of (1) twelve (12) months after the Termination Date of this Separation Agreement, or (2) you are no longer enrolled in or otherwise eligible for COBRA. In order to elect continuation coverage, you must timely complete and submit all necessary election forms to COMPANY’s third party COBRA administrator.

Section 3 - Release and Covenant Not To Sue.

In exchange for the mutual promises set forth in this Separation Agreement (including the Severance Payment and Benefits outlined in Section 2 above), you, on behalf of yourself and your agents, heirs, administrators, executors, assignors, assigns and anyone acting or claiming to act on your or their joint or several behalf, hereby irrevocably and unconditionally release and forever discharge COMPANY together with American Midstream Partners, LP (a Delaware limited partnership) and its and their parents, subsidiaries, affiliates (including without limitation, ArcLight Capital Partners and subsidiaries and affiliates), partners, joint venturers, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, board members, equity holders, members, managers, employees, shareholders, investors, insurers and reinsurers, representatives, attorneys, employee benefit plans and plan administrators (and the trustees or other individuals affiliated with such plans), other representatives, affiliates, trustees, divisions, and subsidiaries and their predecessors, successors, assigns, and anyone acting on their joint or several behalf, past, present, and future (collectively the “Released Parties”) of and from any and

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all claims, complaints, demands, costs, expenses, grievances, obligations, liabilities, actions and causes of action of whatever kind and character in law or in equity, whether known or unknown, through the date upon which you execute this Separation Agreement, including (but not limited to) any claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Age Discrimination in Employment Act (as more fully explained in Section 4 below), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, the Texas Payday Law, other provisions of the Texas Labor Code and any other applicable federal, state, or local constitutional, statutory or common law claims, including (but not limited to) any claims based upon implied or express contract, wages or benefits owed, covenants of fair dealing and good faith, wrongful discharge, negligence, assault, battery, public policy, intentional infliction of emotional distress, retaliation or defamation.

It is your express intent to enter into this full and final release of any and all claims, whether known or unknown, against any of the Released Parties whatsoever through the date upon which you execute this Separation Agreement, except claims specifically excluded from this release, which are described in Section 5, below.

Section 4 - Release of Age Discrimination in Employment Claims.

You understand that the release set forth in Section 3 includes a release of any claims you may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., against any of the Released Parties that may have existed on or prior to the date upon which you execute this Separation Agreement. You understand that the ADEA is a federal statute that prohibits discrimination on the basis of age. You wish to waive any and all claims under the ADEA that you may have against any of the Released Parties as of the date upon which you execute this Separation Agreement, and hereby waive such claims. You understand that any claims under the ADEA that may arise after the date on which you execute this Separation Agreement are not waived. You acknowledge and agree that you are receiving consideration for the waiver of any and all claims under the ADEA to which you are not already entitled.

You acknowledge that, pursuant to and in compliance with the rights afforded you under the Older Worker Benefit Protection Act, you are advised:

a) to consult with an attorney before executing this Separation Agreement;
b) that you have, at your option, twenty-one (21) days to consider this Separation Agreement;
c) that you may revoke this Separation Agreement at any time within the seven (7) day period following his execution of this Separation Agreement (the “Revocation Period”);
d) that this Separation Agreement shall not become effective or enforceable until the Revocation Period has expired; and
e) that you are not waiving claims that may arise after the date on which you execute this Separation Agreement.
You may revoke this Separation Agreement by delivering a written notice of revocation to American Midstream, 2103 CityWest Blvd, Building 4, Houston, TX 77042 Attn: Director of Human Resources. If mailed, such written notice must be postmarked within the Revocation Period properly addressed as set forth above. If you do not revoke this Separation Agreement within the Revocation Period, this Separation Agreement will become effective and enforceable on the date immediately following the later of the last day of Revocation Period or the Termination Date (the “Effective Date”). The offer to enter into this Separation Agreement shall remain open for twenty-one (21) days after you receive it, after which time it shall be deemed withdrawn without further action or notice by COMPANY. You understand and acknowledge that if you revoke this Separation Agreement within the Revocation Period, you will not receive the Severance Payment and Benefits.

Section 5 - Exceptions to Release. Excluded from the release contained in Sections 3 and 4 are any claims that arise after the date that you sign this Separation Agreement and any other claims that cannot be waived by law, including (but not limited to) the right to file a charge with, or participate in, an investigation conducted by any government agency, such as the United States Department of Labor, the Equal Employment Opportunity Commission, or the National Labor Relations Board. You acknowledge, however, that you are waiving the right to any monetary recovery or relief, including attorneys’ fees, in connection with any charge or investigation or to file an individual or class action lawsuit against any Released Party. You and COMPANY acknowledge and agree that nothing in this Separation Agreement prevents you from instituting any action to challenge the validity of the release under the ADEA, to enforce the terms of this Separation Agreement, or from enforcing rights, if any, under ERISA to recover any vested retirement benefits.

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Section 6 - Transition Services and Restrictive Covenants.

a) You agree to cooperate with the COMPANY in the transition of your prior role and position to others, and to be fully involved with the integration of JP Energy Partners. You also agree that you shall, without any additional compensation, provide services to the COMPANY, as requested, up to eighty (80) hours per month, for twelve (12) months following the Termination Date (“Transition Services Period”). In the event that you provide any assistance to the COMPANY after the Termination Date, the COMPANY shall reimburse you for normal and reasonable travel-related expenses that you actually incur in connection with your provision of services to the COMPANY pursuant to this Section 6.
b) During the Transition Services Period, the COMPANY will provide you with access to new “Confidential Information” (as that term is defined in your Employment Agreement with the COMPANY, dated August 22, 2013 (the “Employment Agreement”)) and the business goodwill of the COMPANY; and you agree not to use or disclose such Confidential Information at any time in perpetuity except as necessary to carry out your services for the COMPANY during the Transition Period.
c) For eighteen (18) months following the Termination Date, you agree not to, directly or indirectly, either for your own benefit or for the benefit of anyone else, hire any current employee of the COMPANY or solicit, induce, or attempt to solicit or induce, any current employee of the COMPANY to terminate his or her employment with the COMPANY.
d) For twelve (12) months following the Termination Date, you agree not to directly or indirectly compete with the COMPANY (1) within 50-miles of any location in which the COMPANY conducts business in the United States as of the Termination Date (but this does not include Pinnacle Propane’s or Pinnacle Propane Express’ business or assets), or (2) on any projects that the COMPANY is reviewing or has reviewed. This Section 6(d) will not apply to the Badger assets provided that the relevant project or business is not under review or has not been reviewed by the COMPANY or is not reviewed by the COMPANY during the Transition Services Period.
e) You agree that these restrictions are reasonable and necessary to protect the COMPANY’s legitimate business interests and that you will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 6.
f) It is expressly understood that the COMPANY’s obligations under Section 2 of this Separation Agreement shall cease in the event that you breach any of your non-disclosure, non-solicitation, or non-competition obligations set forth above in this Section 6.
Section 7 - Survival and Affirmation of Post-Employment Obligations. In executing this Separation Agreement, you agree that your post-employment obligations set forth in Articles 5, 6 and 7 of your Employment Agreement, including but not limited to the non-disclosure, non-competition, and non-solicitation covenants, survive the COMPANY’s non-renewal of the Employment Agreement and the separation of your employment and you reaffirm your agreement to comply with such post-employment obligations. Notwithstanding anything to the contrary therein, your non-compete obligations in the Employment Agreement will not apply to the Badger assets provided that the relevant project or business is under review or has been reviewed by the COMPANY or is reviewed by the COMPANY during the Transition Services Period. It is expressly understood that the COMPANY’s obligations under Section 2 of this Separation Agreement shall cease in the event that you breach any of your post-employment obligations set forth in the Employment Agreement.

Section 8 - No Admission of Wrongful Conduct. You acknowledge and agree that, by providing the Severance Payments and Benefits described above and entering into this Separation Agreement, neither COMPANY nor any of the other Released Parties is admitting any unlawful or otherwise wrongful conduct or liability to you or your heirs, executors, administrators, assigns, agents, or other representatives.

Section 9 - Equipment, Records and Keys. You and COMPANY shall mutually agree to a date, time and place at which you shall return to COMPANY all of its property in your possession or control, including but not limited to, all paper records and documents, access cards and keys to any COMPANY facilities. Notwithstanding the foregoing, all parties acknowledge that there may be additional follow up work requested of you after the Termination Date which may require access to certain COMPANY equipment and records, and that you shall be entitled to retain same for ready access and assistance to COMPANY for a reasonable time period, whereafter COMPANY may request return of same.

Section 10 - Miscellaneous.

a)Severability. If any provision of this Separation Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such clause shall be modified to the extent possible to comply with the stated intent, and

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in any case such invalidity shall not affect the remaining provisions. Such remaining provisions shall be fully severable, and this Separation Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Separation Agreement except as modified as aforesaid.

b)Receipt of Separation Agreement. You acknowledge that you received this Separation Agreement on January 5, 2016.

c)No Waiver for Failure to Enforce. The failure by any party to this Separation Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Separation Agreement shall not be a waiver of such terms or conditions of this Separation Agreement or of such party’s right thereafter to enforce each and every term and condition of this Separation Agreement.

d)Taxes. The COMPANY may withhold from any amounts payable under this Separation Agreement all federal, state, city or other taxes as that it is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Separation Agreement, the COMPANY shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

e)Successors and Assigns. This Separation Agreement shall bind and inure to the benefit of and be enforceable by you, COMPANY and the other Released Parties and their respective heirs, executors, personal representatives, successors and assigns, except that you may not assign this Separation Agreement or any of your rights or obligations hereunder without the prior written consent of COMPANY. Any attempted assignment by you in violation of this provision shall be void.

f)Entire Agreement. This Separation Agreement and the documents referenced herein represent the entire agreement and understanding between you and COMPANY regarding your employment with and separation from COMPANY and the events leading thereto and associated therewith, and supersede and replace any and all prior agreements and understandings concerning your relationship with COMPANY.

g)Code Section 409A. This Separation Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A to the maximum extent possible. Any payments under this Separation Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Separation Agreement will be treated as a separate payment. Notwithstanding the foregoing, the COMPANY makes no representations that the payments and benefits provided under this Separation Agreement comply with Section 409A and in no event will the COMPANY be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred on account of non-compliance with Section 409A. To the extent that any reimbursement or in-kind benefit provided under this Separation Agreement is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The term “terminate employment” and similar terms as used in this Separation Agreement shall mean a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). If you are a “specified employee,” determined pursuant to procedures adopted by COMPANY in compliance with Section 409A, on the date of your Separation from Service, and if any portion of the payments or benefits to be received by you upon your Separation from Service would constitute nonqualified deferred compensation (within the meaning of Section 409A), then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable or provided pursuant to this Separation Agreement during the six-month period immediately following your Separation from Service will instead be paid or made available on the earlier of (i) the date that the first business day of the seventh month after your Separation from Service or (ii) your death.

h)Choice of Law. This Separation Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Texas, without regard to its conflict of law rules.

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EXHIBIT 10.63

I HAVE CAREFULLY READ THE TERMS OF THIS SEPARATION AGREEMENT AND I EXECUTE IT VOLUNTARILY, FULLY UNDERSTANDING AND ACCEPTING THE PROVISIONS OF THIS AGREEMENT IN ITS ENTIRETY AND WITHOUT RESERVATION AFTER HAVING HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. IN AGREEING TO SIGN THIS AGREEMENT I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATION MADE BY THE COMPANY. I HAVE HAD TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT. I UNDERSTAND THAT I MAY REVOKE AND CANCEL THE AGREEMENT WITHIN SEVEN (7) DAYS AFTER SIGNING IT BY SERVING WRITTEN NOTICE UPON COMPANY.

Employee:

Matthew W. Rowland
Print
/s/ Matthew W. Rowland
Signature
1-17-2017
Date
For the COMPANY:

Lynn L. Bourdon III
Name
President & CEO
Title
1-17-2017
Date